Updated as of September 30, 2024

MILLBURN RIDGEFIELD CORPORATION AND ITS AFFILIATES

POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING AND OTHER MANIPULATIVE TRADING PRACTICES

DEFINITIONS CAN BE FOUND AT THE END OF THIS POLICY

SECTION I. POLICY STATEMENT ON INSIDER TRADING AND OTHER MANIPULATIVE TRADING PRACTICES

A.	Introduction

This policy (the “Policy”) implements procedures to prevent the misuse of material, nonpublic information by employees of Millburn Ridgefield Corporation and its affiliates (collectively, “Millburn”) in securities and other transactions (which, for purposes of this document, includes futures, forward, and swap contracts, and all of which shall be referred to as “securities” for purposes of this Policy). All references herein to “employees” shall include officers, employees and directors of Millburn.

Section 204A of the Investment Advisers Act of 1940 requires all investment advisers, registered and unregistered, to establish, maintain, and enforce written policies and procedures that are reasonably designed, taking into consideration the nature of the adviser’s business, to prevent the misuse of MNPI by the adviser or any person associated with the adviser.

Trading securities while in possession of material, nonpublic information (“MNPI”) or improperly communicating that information to others in breach of a fiduciary duty may expose you to stringent penalties. Criminal sanctions may include a fine and/or imprisonment. The Securities and Exchange Commission (“SEC”) and Commodity Futures Trading Commission (“CFTC”), among other governmental, regulatory and self-regulatory agencies and bodies, can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and/or permanently bar you from the securities and/or futures and commodities industry. In addition, insider trading and other forms of trading based on MNPI may also be violations of the National Futures Association (“NFA”) Compliance Rule 2.37(a). Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Information received that is material and non-public is considered MNPI; the source of such information may not matter. Whether such information is received, for example, from a friend who is a corporate insider, a member of an expert network, improper web scraping, generative or other artificial intelligence, a data (or alternative data1) provider, a colleague, a tip or a chat room (or any other source), it may constitute MNPI. Accordingly, it is important for every employee to fully consider and understand (and discuss with the Chief Compliance Officer in a fully transparent manner) all sources of information sought to be used (or examined or evaluated for potential use) prior to such use; this is especially important with respect to the use of alternative data and expert networks, if there is any such use.

Regardless of whether a government inquiry occurs, Millburn views seriously any violation of this Policy or the applicable laws, rules and regulations governing the use of MNPI, including insider trading, front-running and other manipulative trading practices. Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.	Scope of the Policy

This Policy is drafted broadly; it will be applied and interpreted in a similar manner. This Policy applies to securities trading and information handling by all employees of Millburn (including spouses and members of employees’ households and any other relative of the Millburn employee on whose behalf the Millburn employee is acting and trusts or corporations directly or indirectly controlled by any employee) for their own account or the account of any Millburn client (including pooled investment vehicles the assets of which are managed or directed by Millburn). Individuals who cease to work for Millburn must continue to maintain the confidentiality of MNPI, inside and proprietary information learned during their employment at Millburn.

C.	Self-Reporting

You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Policy has occurred or may occur, whether or not such violation involves you or other Millburn employees. Failure to do so constitutes grounds for disciplinary sanctions, including dismissal.

D.	Personal Trades

All personal securities trades are subject to Millburn’s Code of Ethics and Personnel Policies. However, compliance with the trading restrictions and reporting requirements imposed by those policies by no means assures full compliance with the prohibition on trading while in the possession of MNPI. No Millburn employee may trade, either personally or on behalf of clients while he or

1  “Alternative data” refers to many different types of information increasingly used in financial analysis, beyond traditional financial statements, company filings, and press releases. Alternative data does not necessarily contain MNPI. Examples of “alternative data” include information gleaned from satellite and drone imagery of crop fields and retailers’ parking lots, analyses of aggregate credit card transactions, social media and internet search data, geolocation data from consumers’ mobile phones, and email data obtained from apps and tools that consumers may utilize. See https://www.sec.gov/files/code-ethics-risk- alert.pdf.

she has any reason to believe that he or she may be in possession of MNPI with respect to any security or other instrument, or related security or other instrument, to be traded; nor may such Millburn personnel communicate MNPI to others (except to Millburn employees as necessary to effect the purposes of this Policy).

E.	Directorships and Officerships

When a Millburn employee is in a position, due to his or her official duties at an issuer or otherwise, to have access to MNPI on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider or manipulative trading. Accordingly, neither Millburn nor a Millburn employee may trade in any securities issued by any company of which any Millburn employee is an insider; provided, however, that such prohibition shall not apply if the insider himself or herself may trade in such securities in compliance with such company’s policies and procedures regarding trading in such company’s securities by employees and insiders.

ALL MILLBURN EMPLOYEES MUST REPORT TO THE CHIEF COMPLIANCE OFFICER ANY AFFILIATION OR BUSINESS RELATIONSHIP THEY MAY HAVE WITH ANY ISSUER.

F.	MNPI

1.	What is MNPI?

To constitute MNPI, information must be both (a) material and (b) nonpublic.

a.	Materiality

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision(s). Generally, this is information whose disclosure will have a substantial effect on the price of a company’s or other securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. However, if the information you have received is or could be a factor in your trading decision, you must assume that such information is material.

b.	Nonpublic

“Non-public” information generally means information that has not been made available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time for the public to receive and digest the information. If you believe that you have information concerning an issuer or a security which gives you an advantage over other investors, such information is, in all likelihood, nonpublic.

2.	Identifying MNPI

Before executing any trade for yourself, a Millburn client or anybody else, you must determine whether you have access to material, nonpublic information. If you think that you might have access to MNPI, you should take the following steps:

i.	Report the information and proposed trade immediately to the Chief Compliance Officer.

ii.	Do not purchase or sell the relevant securities.

iii.	Do not communicate the information outside Millburn.

iv.

After the Chief Compliance Officer has reviewed the issue (either alone or with the assistance of those deemed necessary and appropriate in the sole discretion of the Chief Compliance Officer), the firm will determine whether the information is MNPI and, if so, what action the firm should take.

3.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of MNPI regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Indeed, trading while in possession of information about a competitor of the company whose securities are actually being traded has recently been viewed as constituting improper trading. Millburn employees should exercise particular caution any time they believe that they may have become aware of any nonpublic information (regardless of how trivial such information may be) relating to a tender offer.

4.	Manipulative Trading Practices

SEC and CFTC rules make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security.

Employees of Millburn are prohibited from engaging in actual or apparent trading in a security for the purpose of (a) inducing the purchase or sale of such security by others; or (b) causing the price of a security to move up or down. Otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security is not prohibited by any rule.

In addition, CFTC regulations prohibit any person to engage in any manipulative or deceptive behavior related to any swap, commodity or futures contract or to attempt to manipulate the price of any swap, commodity or futures contract. Market manipulation can be characterized by any of the following: (1) transactions or orders that give a false or misleading signal or secure the price of a financial instrument at an artificial level; (2) transactions or orders that employ fictitious devices and/or other forms of deception or contrivance; and (3) distribution of information likely to give false or misleading signals.

Employees of Millburn are prohibited from engaging in any manipulative or deceptive behavior related to any swap, commodity or futures contract or to attempt to manipulate the price of any swap, commodity or futures contract.

5.	Rumors

Millburn employees are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to improperly affect market conditions for one or more securities, sectors or markets, or improperly influence any person or entity, or otherwise manipulate a market(s). Intentionally creating, passing or using false rumors may violate the antifraud provisions of federal securities laws, and such conduct is contradictory to Millburn’s expectations regarding appropriate behavior of its personnel.

Millburn employees should consult with the Chief Compliance Officer if they have questions regarding the appropriateness of any communications.

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY ON INSIDER TRADING AND OTHER MANIPULATIVE PRACTICES

A.	Procedures to Implement Millburn’s Policy Against Insider Trading and Other Manipulative Practices

The following procedures have been established to aid the officers and employees of Millburn in avoiding insider trading, and to aid Millburn in preventing, detecting and imposing sanctions against insider trading. Every officer and employee of Millburn must follow these procedures or risk serious sanctions, including potential dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.	Reporting Personal Securities Trading

Employees must arrange for the Chief Compliance Officer to receive duplicate copies of all brokerage statements of their and their affiliated persons’ securities accounts, as required under Millburn’s Code of Ethics and Personnel Policies and only to the extent and in the manner required thereunder. Currently, in lieu of requiring duplicate statements, such transactions generally are reported via an electronic system, as described in Millburn’s Code of Ethics and Personnel Policies.

2.	Adverse Effects of Trading Activities

Millburn employees should understand that if Millburn becomes aware of MNPI about the issuer of securities or relating to a particular financial instrument or market (even if the particular Millburn employee in question does not himself or herself have such knowledge), Millburn will not bear any losses resulting in personal accounts through the implementation of this Policy.

3.	Restrictions on Disclosures

Millburn employees shall not disclose any nonpublic information (whether or not it is material) relating to Millburn or its transactions to any person outside Millburn (unless such disclosure has been authorized by the Chief Compliance Officer). MNPI may not be communicated to anyone outside Millburn. On the contrary, such information must be secured. For example, access to files containing MNPI and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

4.	Annual Acknowledgement

Each Millburn employee shall annually execute an acknowledgement of this Policy. Such annual acknowledgement may be part of a larger acknowledgement, including for example, relating to Millburn’s code of ethics and personal trading policies and procedures or Millburn’s compliance manual generally.

SECTION III. SUPERVISORY PROCEDURES

A.	Supervisory Procedures

Millburn has assigned the Chief Compliance Officer the primary responsibility for the implementation and maintenance of this Policy. Supervisory Procedures can be divided into two categories relating to MNPI and market manipulation – (i) prevention; and (ii) detection. Each employee must follow these procedures or risk the potential sanctions outlined above, among others.

1.	Prevention of Insider Trading

To prevent insider trading and market manipulation, the Chief Compliance Officer should:

i.	answer any questions regarding this Policy that may arise;

ii.	resolve issues as to whether information received by an officer or employee of Millburn constitutes MNPI and determine what action, if any, should be taken;

iii.	resolve issues as to whether actions or proposed actions may constitute market manipulation and determine what action, if any, should be taken;

iii.	review and update this Policy as necessary;

iv.	when it has been determined that an employee of Millburn has MNPI:

1.	implement procedures to prevent dissemination of such information, and

2.

not permit any Millburn employee with possession of such MNPI (or at the direction of any such employee, whether direct or indirect) to execute, or execute on behalf of any Millburn client, any transaction in any securities in question;

v.

if deemed necessary by the Chief Compliance Officer, compile and maintain a Restricted List of securities in which no Millburn employee may trade and in which Millburn itself may not trade for itself or on behalf of a client because Millburn as an entity is deemed to have MNPI concerning the issuers of such securities. The Chief Compliance Officer shall also determine when to remove securities from such Restricted List.

2.	Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer or his designee should:

i.

if the Chief Compliance Officer is aware of any securities with respect to which a Millburn employee had MNPI, periodically spot check brokerage statements or transaction reports filed by employees and Millburn trading on behalf of itself and its clients; and

ii.	promptly investigate all reports of any possible violations of this Policy.

3.	Reports to Principals

At least yearly, the Chief Compliance Officer will prepare a written report to senior management of Millburn setting forth some or all of the following:

i.	a summary of changes in these procedures made in the last year;

iii.

full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures promptly by any such investigation; and

iv.	an evaluation of the current procedures and a description of anticipated changes in procedures.

DEFINITIONS

“Securities” and/or “investments” include, for purposes of this Policy without limitation, any stock, note, bond, option, warrant, futures, forward, and swap contracts, commodity or other derivative product or, in general, any instrument commonly referred to as a security, either of U.S. or foreign entities.

Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell securities. Any information that could reasonably affect the price of a security is material. Material information includes information relating to activities of Millburn (for example, confidential information regarding one of Millburn’s investments or service providers). Common examples of material information are: information relating to a company’s results and operations; projections of future earnings or losses; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets, or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in senior management; significant new products or discoveries; expansion or curtailment of company or major division operations; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative news may be material. A pending transaction or transaction under consideration may be material even though no written agreement has been signed, and no formal agreement has been reached. Finally, material information does not have to relate to a company’s business or business practices. For example, in the Supreme Court case Carpenter v. U.S., 18 U.S. 316 (1987), the Court considered certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security to be material. There, a reporter from the Wall Street Journal was found liable for disclosing to certain individuals the dates the Journal would run reports on various companies and whether those reports would be favorable.

Information is “nonpublic” when it is not available to investors generally. Information is generally considered to be nonpublic until it has been effectively disclosed in a manner sufficient to ensure its availability to the investing public, and the market has had time to absorb the information (in general, at least 24 hours after the information is made public). Information may be nonpublic whether you acquire it through the firm or otherwise, in the

U.S. or foreign markets. Neither you nor the firm need be an “insider” of a particular company to have MNPI. Information does not need to relate specifically to the specific company or securities in question to be MNPI. For example, nonpublic information concerning an entire industry group may constitute MNPI as to a particular company if it is material to that company. In addition, information regarding one company may be considered by regulators to be MNPI about a competing company.

“Trading” includes buying and selling securities (including short selling), whether for short-term trading or long-term investing.

A  “personal account” is any securities account subject to an employee’s discretion or control. A “related account” is any securities account of an employee’s spouse, minor children, or their household member in which the employee or employee’s spouse, child or household member exercises discretion or control. Personal accounts and related accounts include IRAs, 401(k)’s, Keogh accounts, custodial and trust accounts, co-trustee accounts, partnerships, or similar accounts in which self-directed securities transactions may be effected.

You and your immediate family members will not be considered to have “investment discretion” or “control” with respect to the purchase or sale of shares in any account or investment vehicle over which an outside broker, investment adviser or third party not affiliated with you has been given complete and exclusive discretion, provided that neither you nor your spouse, minor children or other household members participate in any investment decision made with respect to such account (other than the opening and closing or contributions to and withdrawals from the account generally, except where this will necessarily result in a particular transaction). To qualify for this exclusion, an account must be one in which the broker, investment adviser or third party has been given advance authority to effect trades on behalf of the customer without prior consultation with or approval by the customer and, in fact, does not consult or seek approval. Examples of cases in which you would ordinarily not be considered to have investment discretion or control are investments in mutual funds not under your direction and the reinvestment of dividends under an automatic dividend reinvestment or similar plan. On the other hand, if a broker, investment adviser or third party consults with the customer for advice or approval before effecting the trade, the account is not truly discretionary for this purpose.